UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2007 (February 15, 2007)

Interactive Intelligence, Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or Other Jurisdiction of Incorporation)	000-27385 (Commission File Number)	35-1933097 (IRS Employer Identification No.)

	7601 Interactive Way Indianapolis, IN (Address of Principal Executive Offices)	46278 (Zip Code)

317-872-3000 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Named Executive Officers.

2007 Executive Compensation

On February 15, 2007, the Compensation Committee of the Board of Directors of Interactive Intelligence, Inc. (the “Company”) approved compensation arrangements, for the period beginning January 1, 2007, for the Company’s Named Executive Officers, as defined in Item 402(a)(3) of Regulation S-K of the Securities and Exchange Act of 1934, as amended. The Named Executive Officers, as identified in the Company’s 2006 Proxy Statement, are as follows:

Name	Title/Position
Donald E. Brown, M.D.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Stephen R. Head	Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer (Principal Financial Officer)
Gary R. Blough	Executive Vice President of Worldwide Sales
Jeremiah J. Fleming	Vice President of Business Development
Joseph A. Staples	Senior Vice President of Worldwide Marketing

 Mr. Fleming's 2007 executive compensation package remains the same as 2006, with no new options granted.

Annual Base Salaries and Performance Bonuses

  The annual base salaries beginning January 1, 2007 for the Company’s other Named Executive Officers are as follows: Dr. Brown, $325,000; Mr. Head, $215,000; Mr. Blough, $200,000; and Mr. Staples, $215,000.

Dr. Brown and Messrs. Head and Staples are eligible for a Company Performance Bonus, which is dependent on the Company achieving certain levels of operating income, excluding stock option expense, on a quarterly or annual basis. The annual target level is $10.5 million; however, this target is subject to change based on material external events at the discretion of the President and Chief Executive Officer and approval of the Compensation Committee of the Board of Directors of the Company. If the Company Performance Bonus targets are met, Dr. Brown will earn an annual payment of $160,000 and Messrs. Head and Staples will each earn $10,000 per quarter.

Dr. Brown and Messrs. Head, Blough and Staples are also eligible for a Superior Achievement Bonus based on the Company exceeding its annual target for operating income, excluding stock option expense, as discussed in the immediately preceding paragraph. This bonus would be awarded as a percentage of the Company’s operating income achieved in excess of 100% of the operating income target described above. Dr. Brown and Messrs. Head, Blough and Staples are eligible for 2.5%, 1%, 1% and 1%, respectively.

Mr. Head is eligible for bonuses, payable in the amount of $5,000 per quarter and $20,000 for fiscal 2007, based upon achieving certain quarterly and annual targets for operating income, excluding stock option expense, divided by total revenues. The annual target level is 10.0%. Mr. Staples is eligible for a bonus, payable in the amount of $10,000 per quarter based upon achieving certain dollar amounts of gross profit on new named customer orders. Mr. Blough is also eligible for monthly, quarterly and/or annual commission and/or quota bonuses that are tied to the areas over which he is responsible. Mr. Blough is eligible to earn commissions based upon worldwide contracted licenses and services.

Stock Options

On February 15, 2007, the Compensation Committee of the Board of Directors of the Company approved stock option grants to the following Named Executive Officers: Dr. Brown and Messrs. Head, Blough and Staples. Dr. Brown and Messrs. Head, Blough and Staples each received a stock option to purchase 50,000, 25,000, 35,000 and 25,000 shares, respectively. The exercise price of each of these options granted is equal to the closing price of the Company’s Common Stock as reported by the NASDAQ® Stock Market as of February 14, 2007, the business day immediately preceding the date of grant, as provided in the Company’s 2006 Equity Incentive Plan.

For Dr. Brown and Messrs. Head and Staples, these option grants will be terminated in the event that the Company does not achieve the levels of operating income, excluding stock option expense, in 2007, as described above for the Company Performance Bonus. For Mr. Blough, some or all of the shares underlying the option grant will be terminated in the event that he does not achieve his quarterly and/or annual sales quota achievement levels in 2007. With respect to all of these option grants, if the applicable performance measures are achieved and the options are not terminated as described herein, then the options will vest in four equal annual installments on each of January 1, 2009, 2010, 2011 and 2012. These stock options will expire on January 1, 2014, unless terminated earlier in accordance with the terms of the Company’s 2006 Equity Incentive Plan.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits:

The following items are filed as exhibits to this current report on Form 8-K:

10.35	Form of Incentive Stock Option Agreement under 2006 Equity Incentive Plan

10.36	Form of Nonqualified Stock Option Agreement under 2006 Equity Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Intelligence, Inc. (Registrant)

Date: February 22, 2007	By:	/s/ Stephen R. Head
Stephen R. Head Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.35	Form of Incentive Stock Option Agreement under 2006 Equity Incentive Plan

10.36	Form of Nonqualified Stock Option Agreement under 2006 Equity Incentive Plan